UNITED STATES
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Boston Scientific Corporation
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The following information may be used by employees of Boston Scientific Corporation (the Company) and its proxy solicitor, Alliance Advisors, to communicate with certain stockholders about the Company’s upcoming Annual Meeting of Stockholders. This information supplements information contained in the Company’s definitive proxy statement dated March 27, 2012.

ISS Proxy Advisory Services (ISS) recently recommended that its clients vote “against” the Company’s advisory vote on executive compensation.  As indicated in its report, ISS’s negative vote recommendation is primarily based on its belief that certain inducement grants made to our former chief executive officer (CEO), J. Raymond Elliott, and to our current President and planned future CEO, Michael F. Mahoney, call into question the Company’s commitment to a pay-for-performance philosophy.  Significantly, two other leading proxy advisory services, Glass, Lewis & Co., LLC and Egan-Jones Ratings Company, came to a different conclusion and recommended that their clients vote “for” the proposal.

Below we outline reasons why we believe that ISS’s analysis of these inducement grants is flawed and why such grants were consistent with the Company’s executive compensation and pay-for-performance philosophies and were a necessary and appropriate means to recruit the person identified by our Board of Directors (Board) to best lead the Company, improve our financial performance and increase stockholder value.

1.                                      ISS’s Evaluation of Our Former CEO’s Equity Inducement Grants Does Not Appear to Recognize the Front-Loaded, Significantly Performance-Based Nature, and Realized Value of Such Grants.

In our view, ISS’s anlysis overemphasizes the value of front-loaded equity inducement grants (Inducement Grants) made in 2009 and 2010 to our former CEO, Mr. Elliott, pursuant to his 2009 offer letter (consisting of 3.4 million stock options, 1.25 million performance-based deferred stock units (DSUs) and 1.0 million time-based DSUs granted in 2009 and 600,000 stock options granted in 2010) and understates the significant performance-based composition of those grants.  Specifically:

•      The grant date accounting value of Mr. Elliott’s Inducement Grants does not represent the amount Mr. Elliott actually “realized” from these grants.  The $31.5 million grant date value of Mr. Elliott’s Inducement Grants does not represent his actual realized compensation with respect to those grants, but instead represents their grant date accounting values.  In fact, during Mr. Elliott’s 2009-2011 tenure as our CEO, he realized approximately 17.7% of the grant date accounting value of his Inducement Grants, or approximately $5.6 million, resulting from the vesting of 833,333 time-based DSUs.

•      A substantial majority of Mr. Elliott’s Inducement Grants were performance-based and aligned with stockholder returns.  Over two-thirds of the grant date accounting value of Mr. Elliott’s Inducement Grants related to performance-based compensation in the form of stock options and performance-based DSUs.  As our stock options are granted with fair market exercise prices, Mr. Elliott would not realize any value from his stock options unless the future market value of the Company’s common stock appreciated.  In addition, Mr. Elliott would not realize any value from his performance-based DSUs unless the future market value of our common stock reached specified prices (ranging from $20.00 to $30.00) prior to December 31, 2012.  Even if, in accordance with ISS’s guidelines, stock options were not considered to be performance-based compensation, there is no doubt that Mr. Elliott would only realize actual value from such grants if the Company’s stockholders also benefited from an increase in the market value of the Company’s common stock.

The following chart illustrates Mr. Elliott’s actual realized compensation from all of the equity incentive awards he received during his tenure as our CEO (consisting of the Inducement Grants and the 4,348 stock options that certain executives, including Mr. Elliott, received in February 2010 as consideration for agreeing to replace their existing retention agreements with new, less employee-favorable change in control agreements (CIC Agreement Grant)), and demonstrates that a substantial majority of the Inducement Grants were performance-based.

(1) “Grant Date Accounting Value” represents the accounting value of each equity award as reported in the Summary Compensation Table (SCT) in the columns “stock awards” and “option awards” in the year of grant.

(2) “Realized Value” represents the market value of all vested time-based DSUs on the date of vesting.  All of Mr. Elliott’s performance-based DSUs, unvested time-based DSUs and unvested stock options were cancelled upon his retirement from the Company and are excluded from “Realized Value” as they represent no value to Mr. Elliott.  None of Mr. Elliott’s vested stock options are “in-the-money” as of the date hereof and are excluded from “Realized Value” as they represent no value to Mr. Elliott.

•      Mr. Elliott’s Inducement Grants were front-loaded to replace three years of annual equity incentive awards.  Apart from the Inducement Grants made to Mr. Elliott in 2009 and 2010 pursuant to his 2009 offer letter (and the CIC Agreement Grant), Mr. Elliott did not receive any additional equity incentive awards during his tenure as our CEO other than the vested DSUs that he received as payment of his annual performance-based incentive awards (our other executives received such awards in cash).

•      Using the grant date accounting value instead of the realized value of Mr. Elliott’s Inducement Grants overemphasizes their value in ISS’s pay-for-performance analysis.  ISS’s report acknowledges that the compensation package of our current CEO, Mr. Kucheman, “appears reasonable in size.” Based on the peer group that ISS selected for evaluating our CEO pay on a relative basis, our current CEO’s pay is in the 10th percentile of those peers.  However, ISS’s report emphasizes Mr. Elliott’s Inducement Grants, indicating that the “misalignment of CEO pay and total stockholder returns [(TSR)] over the last 1-, and 3-fiscal-year periods primarily stems from very large recruitment/retention grants made to former CEO Elliott upon his hire in 2009.”

Had “realized pay”(1) been used in plotting the percentile of performance versus pay for the Company’s 1- and 3-year CEO compensation versus 1- and 3-year TSR, the relative alignment analysis in ISS’s report would have shown that our CEO pay was very much aligned with the Company’s stock performance.  As with the chart on page 4 of ISS’s report, the chart below plots percentiles of performance versus CEO pay for the Company (red diamond) and its ISS-selected peers (blue diamond) for 2009-2011, but instead uses “realized pay” for both the Company and such peers.  The gray bar represents the area where pay and performance demonstrates alignment.

2.                                      ISS’s Analysis Does Not Appear to Recognize the Careful and Deliberate Considerations and Judgments of Our Board in Assessing the Company’s Business Needs and Structuring an Appropriate Compensation Package to Recruit Our Planned Future CEO to Fulfill those Needs and Drive Stockholder Value.

With respect to Mr. Mahoney, ISS’s report indicates that the inducement grants made to him pursuant to his offer letter may not have been in the long-term interests of our stockholders, particularly due to the time-based DSUs not being sufficiently tied to specific performance achievements.  We believe this perspective does not recognize important factors, specifically:

(1)  As used herein, “realized pay” is defined as (i) “salary,” “bonus” and “non-equity incentive plan compensation” as reported in the SCT, (ii) the market value of vested DSUs (or other stock awards) on the date of vesting, (iii) the realized value of all exercised stock options calculated as the difference between the market price at exercise and the exercise price of the stock option and (iv) “change in pension value and nonqualified deferred compensation earnings” and “all other compensation” as reported in the SCT.

•                  It is our Board’s responsibility to identify and recruit as our CEO the person it believes to be best suited to lead the Company, improve our financial performance and increase stockholder value.  In discharging this important responsibility, in 2011 our Board determined that Mr. Mahoney was the person most qualified to serve as our CEO and accomplish these goals.  Mr. Mahoney has a successful history of related and qualified experience with some of the world’s premier healthcare companies.  Before joining the Company, he served as the Worldwide Chairman of Johnson & Johnson’s multi-billion dollar Medical Devices and Diagnostics enterprise, which is the world’s largest medical device business.  Prior to this position at Johnson & Johnson, Mr. Mahoney served as Worldwide Company Group Chairman of the DePuy franchise, a leading global orthopedics and neuro-sciences business, where he drove a successful growth strategy via product innovation, multiple acquisitions, and international expansion, particularly in China and India.

•                  Our Board engaged in extensive arms-length negotiations with Mr. Mahoney in recruiting him to accept an interim position as our President with the expectation that effective November 1, 2012 he would become our CEO.  In these negotiations, the Board was supported by its independent compensation consultant, Frederic W. Cook & Co., and the Company and Mr. Mahoney were each represented by their own independent legal counsel.

•                  In order to hire Mr. Mahoney, the Company had to induce him to leave his position with Johnson & Johnson, give up his long-term career prospects there and forfeit his unvested short- and long-term incentive compensation.  These arm’s-length negotiations culminated in the Company’s agreement to provide Mr. Mahoney with a compensation package that included an inducement grant of time-based DSUs structured and intended in large part to compensate him for the unvested short- and long-term incentive compensation he forfeited upon separating from Johnson & Johnson taking into consideration his transition period from our President to CEO.  The inducement grant vests over five years (consistent with the time-based DSU grants made to other Company executives in 2011) with certain accelerated vesting provisions.  Separately, a significant majority of Mr. Mahoney’s annual equity incentive award for 2012 is performance-based in the form of stock options (25%) and performance-based DSUs (50%), with the remainder in time-based DSUs (25%), which is consistent with the mix of annual equity incentive compensation granted to other Company executives in 2012. The value of the performance-based DSUs may only be realized if the specified free-cash-flow and relative TSR targets are achieved or exceeded.

We believe that ISS’s analysis of Mr. Mahoney’s inducement pay does not take into account the careful and deliberate considerations and judgments of our Board in assessing the Company’s business needs and structuring an appropriate compensation package to recruit Mr. Mahoney from his position at Johnson & Johnson and induce him to accept an interim position as our President with the expectation of becoming our long-term CEO.

3.                                      Our Executive Compensation Program is Reasonable and Aligned with Best Practices.

ISS’s report acknowledges that the Company’s policies and practices with respect to executive compensation pose a “low” level of concern.  We believe it is important to consider the strength of these policies and practices in connection with an evaluation of our executive compensation program.  Specifically, the Company has adopted the following, among others:

•      Pay-for-performance philosophy.  Our philosophy is to provide appropriate competitive pay opportunities with actual pay significantly influenced by achievement of Company and individual performance goals supporting our business strategy.  We believe that a substantial portion of our executives’ compensation should be variable, at-risk performance-based compensation.  Consistent with this philosophy, the largest portion of our executives’ compensation is in the form of performance-based cash and long-term equity incentives.

•      Further reinforcement of our pay-for-performance philosophy for 2012.  As disclosed in our proxy statement, effective 2012, our Executive Compensation and Human Resources Committee increased the percentage of performance-based DSUs under our Long Term Incentive Program from 25% to 50%, the value of which may only be realized if the specific free-cash-flow and relative TSR targets are achieved or exceeded.  In support of our commitment to this program, Messrs. Mahoney and Kucheman voluntarily entered into an amendment to their offer letters to subject an increased percentage of their 2012 equity-based compensation to such performance-based vesting.

•      Other executive compensation best practices.  The Company has adopted a number of other executive compensation best practices, including “double-trigger” severance payments/accelerated vesting (where equity awards are assumed) in connection with a change in control; elimination of tax gross-ups (other than on relocation benefits that are available to all employees eligible for such benefits); elimination of our executive allowance program; and adoption of an anti-hedging and pledging policy, stock ownership guidelines and “claw-back” policy.

SEC guidance indicates that the advisory vote on executive compensation is “to approve the compensation of the registrant’s named executive officers.”  We believe that ISS’s negative vote recommendation and conclusion that the Company may have a pay-for-performance disconnect does not take into account our sound executive compensation program and the reasonable compensation of our named executive officers.  Instead, we believe that they are a result of an overemphasis and overvaluation of (i) the Inducement Grants made to Mr. Elliott, which were predominately performance-based, were front-loaded to replace three years of annual equity grants, and of which approximately 17.7% of the grant date accounting value was actually realized by Mr. Elliott; and (ii) the inducement pay we granted to Mr. Mahoney pursuant to an arm’s-length negotiated, thoughtfully structured compensation package that resulted in our Board’s successful recruitment of Mr. Mahoney as our future planned CEO to drive improved financial performance and stockholder value, which we believe will generate a substantial return on the Company’s investment in him.

FOR THE FOREGOING REASONS, WE BELIEVE THAT ISS’S NEGATIVE VOTE RECOMMENDATION WITH RESPECT TO THE COMPANY’S ADVISORY VOTE ON EXECUTIVE COMPENSATION IS UNWARRANTED.  ACCORDINGLY, WE URGE YOU TO VOTE “FOR” THE APPROVAL OF THE ADVISORY VOTE ON OUR EXECUTIVE COMPENSATION.